Exhibit 8.1

Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Dubai Houston London New York Research Triangle Park The Woodlands Washington, DC

May 18, 2015

Sanchez Production Partners LP

Sanchez Production Partners GP LLC

1000 Main Street, Suite 3000

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the registration of the offer and sale (the “Offering”) from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), of common units representing limited partner interests in the Partnership (the “Common Units”).  We have also participated in the preparation of a prospectus supplement dated May 18, 2015 (the “Prospectus Supplement”) and the prospectus (the “Prospectus”) forming a part of the registration statement on Form S-3, filed with the Securities and Exchange Commission and declared effective on March 16, 2015 (Registration No. 333-202575, the “Registration Statement.

In connection therewith, we have participated in the preparation of the discussion set forth in the Prospectus under the caption, “Material U.S. Federal Income Tax Consequences,” as modified by the statements in the Prospectus Supplement under the caption, “Material Tax Considerations” (the “Discussion”).  The statements in the Discussion, insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitute our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date

Sanchez Production Partners LP

May 18, 2015

hereof.  In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court.  In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion.  There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Discussion.  In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Securities Exchange Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ Andrews Kurth LLP